UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2022

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36792	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common stock, $0.001 par value	CTSO	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement

On January 19, 2022 (the “Fourth Amendment Date”), CytoSorbents Corporation, a Delaware corporation (the “Company”), along with CytoSorbents Medical, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“CytoSorbents Medical” and, together with the Company, the “Borrower”), entered into an amendment (the “Fourth Amendment”) to the Amended and Restated Loan and Security Agreement by and among the Borrower and Bridge Bank, a division of Western Alliance Bank, an Arizona corporation (the “Bank”), dated as of January 19, 2022, by and among the Borrower and the Bank (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”).

Under the Loan Agreement, together with the Fourth Amendment, the Bank has agreed to loan up to $15 million. Under the Loan Agreement, the Company previously drew down one tranche of $10 million (the “Term A Loan”), and the Company repaid the Term A Loan in full on December 4, 2020 (the “Prior Amendment Date”). In addition, the Company previously drew down an additional tranche of $5 million (the “Term B Loan”), which the Company repaid in full on the Prior Amendment Date (the “Term B Loan”). The Fourth Amendment provides a tranche of term loans in the aggregate amount of $15 million, which are available for the Company to draw down at its sole discretion in three tranches of $5 million each at any time during the period commencing on the Fourth Amendment Date and ending on the earlier of (i) December 31, 2022 and (ii) the occurrence of an Event of Default (as defined in the Loan Agreement) (the “Term C Loan”). After repayment, the term loans may not be re-borrowed.

Pursuant to the Amendment, the Term C Loan shall bear interest, on the outstanding daily balance thereof, at a floating rate of the Index Rate (as defined in the Amendment) on the last business date of the month that immediately precedes the month in which the interest will accrue plus 1.25%. Pursuant to the Fourth Amendment, interest on the Term C Loan is subject to an interest rate cap of 8.00%. The Amendment, together with the Loan Agreement, provides for a period of interest only payments on the Term C Loan until the amortization date, which is January 1, 2024 if the I/O Extension Event (as defined in the Amendment) does not occur or July 1, 2024 if the I/O Extension Event occurs. Following the amortization date, the Company must make equal monthly payments of principal and interest on the Term C Loan.

In connection with the Fourth Amendment, the Borrower paid to the Bank a non-refundable fee equal to $18,750 on the Fourth Amendment Date (the “Commitment Fee”). Additionally, as set forth in the Fourth Amendment Success Fee Letter (the “Success Fee Letter”), the Borrower will pay to the Bank a success fee equal to (i) 1% of $5 million if the Company draws down the first tranche of the Term C Loan and is payable only if the Company’s stock price equals or exceeds $8 for five consecutive trading days; (ii) 1.5% of $5 million if the Company draws down the second tranche of the Term C Loan and is payable only if the Company’s stock price equals or exceeds $10 for five consecutive trading days; and (iii) 2% of $5,000,000 if the Company draws down the third tranche of the Term C Loan and is payable only if the Company’s stock price equals or exceeds $12 for five consecutive trading days (together, the “Success Fee”). Borrower may pay the Success Fee in cash or in shares of common stock, at Borrower's sole discretion. The right of Bank to receive the Success Fees and the obligation of the Borrower to pay the Success Fees hereunder shall terminate on the date that is fifth anniversary of the funding date of the last Term C Loans made but shall survive the termination of the Loan Agreement and any prepayment of the Term C Loans.

The Fourth Amendment also extends the maturity date for the term loans until December 1, 2025.

The foregoing is a summary of the material terms of the Fourth Amendment and the Success Fee Letter and does not purport to be complete. A copy of the Fourth Amendment is attached as Exhibit 10.1 and incorporated by reference herein. A copy of the Success Fee Letter is attached as Exhibit 10.2 and incorporated by reference herein.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Fourth Amendment to the Amended and Restated Loan and Security Agreement, dated January 19, 2022
10.2	Success Fee Letter between the Borrower and the Bank, dated January 19, 2022.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2022	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	Chief Executive Officer